Exhibit 99.1

September 21, 2006

IMMEDIATE RELEASE: UPDATED
Contact: Melvin E. Meekins, Jr.
(410) 268-4554

Severn Bancorp, Inc. Announces Third Quarter Dividend

Severn Bancorp, Inc. (Nasdaq - SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced that its Board of Directors has declared a regular quarterly dividend of $.06 per share for the third quarter of 2006. This dividend is payable on October 13, 2006 to shareholders of record as of the close of business on September 29, 2006.
With over $900 million in assets, Severn Savings Bank, FSB is a community bank focused on residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia. The bank has three branch locations, at 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater. Severn’s website is www.severnbank.com. In addition, the bank’s new headquarters at 200 Westgate Circle, Annapolis, MD is expected to be complete by year-end.
For additional information or questions, please contact Melvin E. Meekins, Jr., or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc. 1919A West Street, Annapolis, Maryland 21401, (410) 268-4554, e-mail: mmeekins@severn.hpwsb.com or skirkley@severn.hpwsb.com.
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